                            Schedule 14A Information
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendments No. )

Filed by the Registrant (x)
Filed by a Party other than the Registrant ( )

Check the appropriate box:

( ) Preliminary Proxy Statement

( ) Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(e) (2))

(X) Definitive Proxy Statement

( ) Definitive Additional Materials

( ) Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                          LILLIAN VERNON CORPORATION
------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                     same
------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (check the appropriate box):

(X) No fee required
( ) Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and
    0-11(1).

     1)   Title of each class of securities to which transaction applies:

          --------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies:

          --------------------------------------------------------------------

     3) Per unit prict or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          --------------------------------------------------------------------
     4)   Proposed maximum aggregate value of transaction:

          --------------------------------------------------------------------

     5)   Total fee paid:

          --------------------------------------------------------------------

( ) Fee paid previously with preliminary materials

( ) Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a) (2) and identigy the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing

     1)   Amount Previously Paid:

          --------------------------------------------------------------------

     2)   Form, Schedule or Registration Statement No.:

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     3)   Filing Party:

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     4)   Date Filed:

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
                             [LILLIAN VERNON LOGO]


           June 5, 1998

           Dear Stockholder:

           You are cordially invited to attend our Annual Meeting of Stockholders, to be held at 10:00 a.m. on Wednesday, July 15, 1998 in the Board Room of the American Stock Exchange, 86 Trinity Place in New York City. The agenda of the Annual Meeting includes the election of two directors, the approval of auditors, the adoption of the Employee Stock Purchase Plan and the adoption of amendments to the 1997 Stock Option Plan for Non-Employee Directors. Management will also report on the Company, its activities and plans for the future. We hope you will be able to join us.

           Since your vote is very important, please fill out, sign and date your proxy card, and return it as soon as possible if you are unable to attend the meeting.

           I look forward to seeing you.


           Faithfully yours,

           /s/ Lillian Vernon

           Lillian Vernon
           Chairman of the Board
           Chief Executive Officer

 LILLIAN VERNON CORPORATION
 543 Main Street, New Rochelle, New York 10801/Phone: 914-576-6400/Fax:
 914-637-5740

                          LILLIAN VERNON CORPORATION
                               543 MAIN STREET
                         NEW ROCHELLE, NEW YORK 10801

                             --------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             --------------------

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Lillian Vernon Corporation will be held at the American Stock Exchange, 86 Trinity Place, New York City on July 15, 1998 at 10:00 a.m. for the following purposes:

   1. To elect two (2) directors for a three year term expiring at the annual meeting of stockholders to be held in the year 2001 and until the due election and qualification of their successors;

   2. To consider and act upon a proposal to ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors for the fiscal year of the Company ending February 27, 1999;

   3. To consider and act upon a proposal to adopt the Company's Employee Stock Purchase Plan as described in the accompanying Proxy Statement;

   4. To consider and act upon a proposal to adopt amendments to the 1997 Stock Option Plan for Non-Employee Directors as described in the accompanying Proxy Statement; and

   5. To transact such other business as may properly come before the meeting and any adjournments thereof.

   Stockholders of Lillian Vernon Corporation of record at the close of business on June 1, 1998 are entitled to vote at the annual meeting and any adjournments thereof. All stockholders are encouraged to attend the meeting or to vote by proxy.

   If you do not expect to attend the meeting, please sign and date the enclosed proxy and return it promptly in the enclosed envelope in order that your stock may be voted in accordance with the terms of the Proxy Statement.

                                          By Order of the Board of Directors



                                          Susan C. Handler
                                          Secretary

New Rochelle, New York
June 5, 1998

                          LILLIAN VERNON CORPORATION
                               543 MAIN STREET
                         NEW ROCHELLE, NEW YORK 10801

              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

   This proxy statement is furnished to the stockholders of Lillian Vernon Corporation (herein, called the "Company") in connection with the Board of Directors' solicitation of proxies to be used at the Annual Meeting of Stockholders on July 15, 1998 at the American Stock Exchange, 86 Trinity Place, New York City, 10:00 a.m. or any adjournments thereof. The date of first distribution of this Proxy Statement will be on or about June 5, 1998.

VOTING AT THE MEETING

   Only holders of Common Stock of record on the books of the Company at the close of business on June 1, 1998 will be entitled to notice of and to vote at the meeting. On that date, there were 9,377,335 shares of Common Stock, par value $.01 per share, outstanding. Each holder of record of Common Stock of the Company as of the record date will be entitled to one vote for each share of stock registered in his or her name. A majority of the shares having voting power at the meeting will constitute a quorum for the transaction of business.

   Shares entitled to vote, represented by each properly executed proxy in the accompanying form received by the Company in time to permit its use at the meeting or any adjournments thereof, will be voted in accordance with instructions indicated in such proxy. If no instructions are indicated, such shares will be voted as recommended by the Board. A stockholder who has given a proxy may revoke it by voting in person at the meeting, or by giving written notice of revocation or a later-dated proxy to the Secretary of the Company at any time before the voting.

   Directors are elected by a plurality of the votes cast in the election. The adoption of the Employee Stock Purchase Plan and the approval of the amendments to the 1997 Stock Option Plan for Non-Employee Directors requires the affirmative vote of the majority of the outstanding shares of Common Stock of the Company. The affirmative vote of the holders of a majority of the shares voted with respect to any other proposals presented at the meeting is required to approve such other proposals.

   An automated system administered by the Company's transfer agent counts the votes. The Company's Certificate of Incorporation and By-Laws do not contain any provisions concerning the treatment of abstentions and broker nonvotes. Delaware law treats abstentions as votes which are not cast in favor of a proposal or nominee. Delaware law does not address the treatment of broker nonvotes. Broker nonvotes will be included in the determination of the presence of a quorum, but will not be counted for purposes of determining whether a proposal or nominee has been approved.

EXPENSES OF SOLICITATION

   It is expected that the solicitation of proxies will be primarily by mail. Proxies may also be solicited personally and by telephone by officers and directors of the Company. The total expense of preparing, assembling and mailing the proxy statement, accompanying notice and form of proxy will be borne by the Company. Such expense may also include reimbursement for out-of-pocket disbursements incurred by brokerage houses and custodians, nominees or other fiduciaries, for forwarding such documents to stockholders.

                           1. ELECTION OF DIRECTORS

BOARD OF DIRECTORS

   The Board of Directors of the Company presently consists of nine members divided into three classes. At the Annual Meeting, two Directors are to be elected to hold office for three year terms until the Annual Meeting to be held in the year 2001. If no instructions are indicated to the contrary, the proxy will be voted for election of the two Directors named in the following table, whose election has been proposed and recommended by the Board of Directors. If any nominee shall, prior to the meeting, become unavailable for election as a Director, which is not expected, the persons named in the accompanying form of proxy will vote for such nominee, if any, in their discretion as may be recommended by the Board of Directors.

   In addition to information regarding the nominees and directors, the following table and footnotes show the amount and percent of equity securities of the Company beneficially owned, directly or indirectly, by each nominee or director, as of June 1, 1998, including stock options which are presently exercisable or which will become exercisable within 60 days of the date hereof, held by such individuals.

                                                           SHARES OF
NAME, PRINCIPAL OCCUPATION                               COMMON STOCK
     AND SELECTED OTHER                                  BENEFICIALLY        PERCENT
  INFORMATION CONCERNING                                 OWNED AS OF        OF CLASS
  NOMINEES AND DIRECTORS                                 JUNE 1, 1998     (IF OVER 1%)
--------------------------                              --------------    ------------
                NOMINEES FOR THREE-YEAR TERM EXPIRING IN 2001
Bert W. Wasserman(b)(c)      Director since 1995.         12,500(f)           --
Age-65

Mr. Wasserman served as Executive Vice President and Chief Financial Officer of Time Warner, Inc. from 1990 through 1994, having served on the Board of Directors of Time Warner, Inc. and its predecessor company from 1981 to 1993. He joined Warner Communications in 1966 and had been an officer of that company since 1970. Mr. Wasserman is a director of several investment companies in the Dreyfus Family of Funds. He is a director of Malibu Entertainment International, Inc., Winstar Communications, Inc., and IDT Corp. Mr. Wasserman is on the Board of Directors of the Baruch College Fund. Mr. Wasserman is a Certified Public Accountant.

Richard A. Berman            President, Manhattanville     -0-                --
Age 53                       College; Director since
                             1997.

Mr. Berman has served as President of Manhattanville College since January 1995. From November 1991 until December 1994, he was employed by Howe-Lewis International, first serving as President of North America, and finally as President and Chief Executive Officer of that company. Howe-Lewis International is a company engaged in executive search and management consulting in a variety of industries. Before joining Howe-Lewis International, Mr. Berman was engaged, for over 20 years in the health care industry. Mr. Berman currently is a director of HCIA, Inc. and First Medical Group. Mr. Berman also serves on the boards of several not-for-profit organizations including Health Insurance Plan of Greater New York, Westchester Education Coalition, Inc. and The Independent College Fund.

   William E. Phillips, whose term as a director is expiring, has chosen not to stand for re-election as a director.

          DIRECTORS CONTINUING IN OFFICE WHOSE TERM EXPIRES IN 1999

Lillian Vernon(a)            Chairman of the Board        2,836,802(g)(h)    28.2%
Age-70                       and Chief Executive
                             Officer; Director since
                             inception.

Lillian Vernon is the founder of the Company and has served as its Chairman of the Board and Chief Executive Officer since the Company's inception. She served as President from inception until July 1989. Lillian Vernon is the mother of David Hochberg and Fred Hochberg, principal stockholders.

Leo Salon(c)                 Partner - Salon, Marrow      555,348(e)(g)       5.5%
Age-78                       & Dyckman, LLP;
                             Director since 1988.

Mr. Salon is a senior partner of the law firm of Salon, Marrow & Dyckman, LLP, which firm acts as general and securities counsel to the Company.

Howard P. Goldberg           President and Chief              47,800(i)        --
Age-58                       Operating Officer;
                             Director since 1996.

Mr. Goldberg has served as President and Chief Operating Officer since March 1996. From 1994 until he joined the Company, Mr. Goldberg was Vice President, Catalog Research and Planning and then Senior Vice President, Macy's Catalog at Federated Merchandising, a division of Federated Department Stores, Inc. From 1991 until he joined Federated Merchandising, Mr. Goldberg was Vice President, Marketing at Phillips Van Heusen Corporation, where he had direct responsibility for all marketing efforts for a national chain of 250 women's and men's apparel factory outlet stores. Mr. Goldberg has over 30 years experience in marketing and merchandising positions with major retail and catalog companies including Hanover Direct, Fingerhut Corporation, and Hecht Company, a division of May Department Stores, Inc.

          DIRECTORS CONTINUING IN OFFICE WHOSE TERM EXPIRES IN 2000

David C. Hochberg(a)         Vice President -               1,407,834(d)     14.0%
Age-41                       Public Affairs;
                             Director since 1978.

Mr. Hochberg has held the above position since 1986. He joined the Company in 1978 and was subsequently promoted to Director-Public Affairs.

Elizabeth M. Eveillard(c)    Managing Director,                 2,000          --
Age-51                       Investment Banking
                             Division, PaineWebber
                             Incorporated; Director
                             since 1997.

Ms. Eveillard has served as Managing Director, Investment Banking Division of PaineWebber Incorporated since April 1988. Prior to her association with PaineWebber Incorporated, Ms. Eveillard served in various capacities, rising ultimately to Managing Director at Shearson Lehman Brothers. She is a director of Gantos, Inc., a company engaged in the retail/apparel industry. Ms. Eveillard also serves on the board of directors of two private companies.

Jonah Gitlitz(b)             Management Consultant;                -0-         --
Age-69                       Director since 1997.

Mr. Gitlitz served as President, Chief Executive Officer of the Direct Marketing Association ("DMA") from January 1985 through December 1996. He joined the DMA in May 1981 as Senior Vice President, Public Affairs. Since January 1997, when he retired from the DMA, Mr. Gitlitz has been involved in management consulting activities. He serves on the boards of several non-profit organizations and private companies.
------------
(a)    Member of Executive Committee
(b)    Member of Compensation Committee
(c)    Member of Audit Committee
(d) Includes 85,000 shares of Common Stock held by the David Hochberg Foundation. David Hochberg is the trustee of the David Hochberg Foundation. Also includes 60,834 options which are presently exercisable or which become exercisable within 60 days of the date hereof.
(e) Includes options to purchase 17,000 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.
(f) Includes options to purchase 7,500 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.
(g) Includes 536,098 shares of Common Stock held by the Lillian Menasche Vernon Foundation, Inc. (the "Foundation"). Lillian Vernon and Leo Salon are two of the directors of the Foundation.

(h) Includes options to purchase 140,000 shares which are presently exercisable or which will become exercisable within 60 days of the date hereof.
(i) Includes options to purchase 37,800 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.

MEETINGS OF BOARD OF DIRECTORS AND COMMITTEES

   During the last fiscal year, the Board of Directors held six meetings. The Company believes that attendance at meetings is one means by which Directors can contribute to the effective management of the Company and that the contributions of all Directors have been substantial and highly valued.

   The Compensation Committee, which administers the Company's employee compensation plans, met five times in fiscal 1998. The Audit Committee, which reviews and makes recommendations to the Board of Directors with respect to the Report of the Independent Accountants and reviews the accounting systems and controls of the Company on a continuous basis, met two times in fiscal 1998.

   All of the Directors attended at least 75% of the aggregate of all Board meetings and meetings of the Committees of the Board.

   The Company does not have a nominating committee.

EXECUTIVE OFFICERS

   The following table sets forth the name, age and position of the executive officers of the Company:

        NAME          AGE                       POSITION
        ----          ---                       --------
Lillian Vernon......   70   Chairman of the Board and Chief Executive Officer
Howard P. Goldberg..   58   President, Chief Operating Officer and Director
Larry R. Blum.......   50   Executive Vice President
Laura L. Zambano ...   46   Executive Vice President -Merchandising
Kevin A. Green......   40   Senior Vice President -Marketing
Paul C. Pecorin ....   58   Senior Vice President -Chief Information Officer
Ralph J. Thomann ...   55   Senior Vice President -Operations
Norman Foster.......   54   Vice President -Quality Assurance
Susan C. Handler ...   37   Vice President -Corporate Controller/Secretary
David C. Hochberg ..   41   Vice President -Public Affairs and Director
Robert S. Mednick ..   55   Vice President -Chief Financial Officer

   Larry R. Blum was promoted to Executive Vice President in March 1995. From January 1993 until his promotion, he served as Senior Vice President-Administration. Mr. Blum served as Vice President-Human Resources from August 1990, when he joined the Company until his promotion in January 1993. From September 1986 until he joined the Company, Mr. Blum was Director, Human Resources for Crazy Eddie, Inc., an electronics retailer. Prior to joining Crazy Eddie, Inc., Mr. Blum was President of LRB Inc., a consulting company, and President of Betlar Realty, Inc., a real estate company.

   Laura L. Zambano was promoted to Executive Vice President-Merchandising in January 1996. From July 1989 until her promotion she served as Senior Vice President-General Merchandise Manager. From 1983 until her promotion in 1989, she was Vice President of Merchandising. Ms. Zambano joined the Company in 1978 as a catalog coordinator; she became Associate Vice President in 1982. Prior to joining the Company, Ms. Zambano was employed as an advertising production manager by H.O. Gerngross & Co.

   Kevin A. Green was promoted to Senior Vice President-Marketing in April 1996. From December 1993 until his promotion, he served as Vice
President-Marketing. Mr. Green joined the Company in March 1990 as Manager-Marketing and subsequently in April 1992 was promoted to Director-Marketing. Prior to joining the Company, Mr. Green held various marketing positions at Doubleday Book and Music Club and Better Homes and Gardens Book Club.

   Paul C. Pecorin was promoted to Senior Vice President-Chief Information Officer in July 1997. Prior to his promotion, he served as Vice President-Chief Information Officer since joining the Company in 1984. From 1982 until he joined the Company, Mr. Pecorin was Vice President-Systems of Lands' End, Inc., a direct mail catalog company marketing clothes and related products. Prior to his employment at Lands' End, Inc., Mr. Pecorin was manager, systems development for Pratt & Whitney Aircraft Co.

   Ralph J. Thomann was promoted to Senior Vice President-Operations in January 1998. Prior to his promotion, he served as Vice President-Operations from July 1996. Since joining the Company in February 1984, Mr. Thomann has held a variety of positions including Vice President-Distribution, Director-Order Processing, Director-Distribution, and Director-Engineering. From June 1967 until joining the Company, Mr. Thomann held various engineering positions with Avon Products, Inc., a manufacturer and distributor of cosmetics and beauty related products.

   Norman Foster joined the Company in August 1983 as Director of
Distribution and served in that position until March 1988, when he assumed the position of Director of Inventory. In May 1992, Mr. Foster was promoted to Vice President-Quality Assurance. From 1969 until he joined the Company in 1983, Mr. Foster held various distribution, inventory, operational and production planning positions for the Sherwin Williams Co., a paint manufacturing and distribution company.

   Susan C. Handler (formerly known as Susan N. Cortazzo) joined the Company in April 1989 as Corporate Controller and Secretary. She was promoted to Vice President in July 1994. From 1982 to April 1989, Ms. Handler was employed by Coopers & Lybrand, Certified Public Accountants, in various capacities, the last position being as audit manager. Ms. Handler is a certified public accountant.

   Robert S. Mednick joined the Company in June 1996 as Vice President-Chief Financial Officer. From 1979 until he joined the Company, Mr. Mednick was Vice President of Finance and Chief Financial Officer of US Sales
Corporation, one of the country's largest privately held direct marketing catalog companies. Mr. Mednick has over 25 years of corporate finance experience in the direct mail and retailing industries.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth, as of June 1, 1998, the beneficial ownership of the Company's shares by (i) the Chief Executive Officer and the four other most highly compensated executive officers of the Company at the end of the fiscal year; and (ii) the directors; and (iii) all executive officers and directors as a group.

                                                                                       PERCENTAGE
                                                                                  OF SHARES OUTSTANDING
                                                                                       AND OPTIONS
NAME AND ADDRESS                                               AMOUNT OF SHARES        EXERCISABLE
OF BENEFICIAL OWNER                                           BENEFICIALLY OWNED     WITHIN 60 DAYS
-------------------                                           ------------------     --------------
Lillian Vernon (1)...........................................      2,836,802(2)(3)        28.2%
Howard P. Goldberg (1).......................................         47,800(4)             *
David C. Hochberg (1)........................................      1,407,834(5)(6)        14.0%
Fred P. Hochberg (7).........................................        828,274(2)(8)         8.2%
Elizabeth M. Eveillard (1)...................................          2,000                *
Jonah Gitlitz (1)............................................              0                *
Richard A. Berman (1)........................................              0                *
Leo Salon (1)................................................        555,348(2)(9)         5.5%
William E. Phillips (1)......................................         26,500(10)            *
Bert W. Wasserman (1)........................................         12,500(11)            *
Laura L. Zambano (1).........................................         57,371(12)            *
Larry R. Blum (1)............................................         50,834(12)            *
Robert S. Mednick (1)........................................         22,001(13)            *
Lillian Menasche Vernon Foundation, Inc. (14)................        536,098               5.3%
All Executive Officers and Directors as a group (17 persons).      4,670,967(15)          46.4%

------------
*       Less than 1%.
(1) The address of the stockholders is 543 Main Street, New Rochelle, New York 10801.
(2) Includes 536,098 Shares owned by the Lillian Menasche Vernon Foundation (the "Foundation"). Lillian Vernon, Leo Salon and Fred Hochberg are three of the directors of the Foundation.
(3) Includes options to purchase 140,000 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.
(4) Includes options to purchase 37,800 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.
(5) Includes 85,000 shares of Common Stock held by the David Hochberg Foundation. David Hochberg is the sole trustee of the David Hochberg Foundation.
(6) Includes options to purchase 60,834 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.

(7) The address of Fred P. Hochberg is c/o The Heyday Company, 101 Fifth Avenue, New York, New York 10003.
(8) Includes options to purchase 5,000 shares which are presently exercisable.
(9) Includes options to purchase 17,000 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.
(10) Includes options to purchase 21,500 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.
(11) Includes options to purchase 7,500 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.
(12) Includes options to purchase 45,834 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.
(13) Includes options to purchase 17,501 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.
(14) The address of the Foundation is c/o Salon, Marrow & Dyckman, LLP, 685 Third Avenue, New York, New York 10017.
(15) Includes 536,098 shares owned by the Lillian Menasche Vernon Foundation, of which Lillian Vernon, Fred Hochberg, and Leo Salon are directors. Includes 85,000 shares owned by the David Hochberg Foundation, of which David Hochberg is the trustee. Includes options to purchase 551,472 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   The following table sets forth, as of June 1, 1998, the beneficial ownership of the Company's shares by persons who are believed to beneficially own more than 5% of the Shares of the Company.

                                                              PERCENTAGE
                                                         OF SHARES OUTSTANDING
                                                              AND OPTIONS
NAME AND ADDRESS                      AMOUNT OF SHARES        EXERCISABLE
OF BENEFICIAL OWNER                  BENEFICIALLY OWNED     WITHIN 60 DAYS
-------------------                  ------------------     --------------
Sanford C. Bernstein & Co., Inc.(1)..     850,075(2)              8.4%
Gabelli Funds, Inc.(3)...............     925,900(4)              9.2%

------------
(1) The address of Sanford C. Bernstein & Co., Inc., is 767 Fifth Avenue, New York, New York 10153.
(2) Number of shares is based upon representations made by Sanford C. Bernstein & Co., Inc.
(3) The address of Gabelli Funds, Inc., is One Corporate Center, Rye, New York 10580-1434.
(4) Number of shares is based upon an amended Schedule 13-D filed by Gabelli Funds, Inc. and affiliates, dated May 29, 1998. The shares include shares owned by entities that may be deemed to be controlled or under the control of Gabelli Funds, Inc.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

 SUMMARY COMPENSATION TABLE

   The following table sets forth certain summary information concerning compensation paid or accrued by the Company, to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (determined as of February 28, 1998) (the "Named Executive Officers") for the Company's last three fiscal years:

                                                                                        LONG TERM COMPENSATION
                                                                               ---------------------------------------
                                                 ANNUAL COMPENSATION                     AWARDS              PAYOUTS
                                     -------------------------------------  ------------------------------------------
                              FISCAL                             OTHER      RESTRICTED                  LONG TERM
                               YEAR                             ANNUAL         STOCK      NUMBER OF  INCENTIVE PLAN   ALL OTHER
NAME AND PRINCIPAL POSITION   ENDED   SALARY(1)    BONUS    COMPENSATION(2) AWARD(S)(4)    OPTIONS       PAYOUTS    COMPENSATION(5)
---------------------------  ------- ----------------------------------------------------------------------------------------------
Lillian Vernon               2/28/98   $520,000  $      0      $463,450(3)   $      0           0         $  0           $215,551
Chairman of the Board and    2/22/97    520,000         0             0             0           0            0            221,140
Chief Executive Officer      2/24/96    520,000         0             0             0           0            0            225,199

Howard P. Goldberg (6)       2/28/98   $350,000  $ 38,000      $      0      $      0           0         $  0           $  8,212
President and                2/22/97    310,962   125,000(7)          0       136,300(8)   75,000            0              5,057
Chief Operating Officer      2/24/96          0         0             0             0           0            0                  0

Larry R. Blum (9)            2/28/98   $288,846  $ 65,000      $ 29,679(10)  $      0      17,500         $  0           $  8,212
Executive Vice President     2/22/97    275,921         0             0             0      12,500            0              8,050
                             2/24/96    251,988         0             0             0      15,000            0              8,250

Laura L. Zambano             2/28/98   $288,846  $ 64,000      $      0      $      0      17,500         $  0           $  9,975
Executive Vice President     2/22/97    275,992         0             0             0      12,500            0              9,688
Merchandising                2/24/96    227,404         0             0             0      15,000            0              9,771

Robert S. Mednick (11)       2/28/98   $235,385  $ 21,000      $      0      $      0      15,000         $  0           $  8,212
Vice President               2/22/97    144,519         0        21,499(12)    61,250(13)  25,000            0              1,385
Chief Financial Officer      2/24/96          0         0             0             0           0            0                  0


------------
(1) Consists of base salaries. No amounts were deferred at the election of the executive officers.
(2) Perquisites to any executive officer (except as noted) did not exceed, for such individual, the lesser of $50,000 or 10% of compensation.
(3)    Represents payment of deferred compensation from fiscal years
       1986-1989.
(4) The value of each restricted stock award reflects the closing price of the stock on the date of grant. Dividends on shares of restricted stock are paid at the same time and at the same rate as dividends on the Company's unrestricted common stock. The aggregate number and value of the restricted stock holdings of the Named Executive Officers are disclosed in Notes 8 and 13 below.

(5) All Other Compensation consists of employer contributions pursuant to the Company's Profit Sharing/401-k Plan (current year profit sharing amounts estimated), compensation related to split-dollar life insurance premiums, and above-market earnings on deferred compensation, in the following amounts:

                                                      401(K)
                                         PROFIT      MATCHING      SPLIT-DOLLAR   ABOVE-MARKET
                                         SHARING   CONTRIBUTION   LIFE INSURANCE    EARNINGS
                                        ---------  -------------- --------------  --------------
Lillian Vernon......         2/28/98    $    0       $    0         $21,627        $193,924
                             2/22/97         0            0          19,877         201,263
                             2/24/96         0            0          18,266         206,933

Howard P. Goldberg..         2/28/98    $3,462       $4,750         $     0        $      0
                             2/22/97     2,230        2,827               0               0
                             2/24/96         0            0               0               0

Larry R. Blum.......         2/28/98    $3,462       $4,750         $     0        $      0
                             2/22/97     3,550        4,500               0               0
                             2/24/96     3,750        4,500               0               0

Laura L. Zambano....         2/28/98    $3,462       $4,750         $ 1,763        $      0
                             2/22/97     3,550        4,500           1,638               0
                             2/24/96     3,750        4,500           1,521               0

Robert S. Mednick...         2/28/98    $3,462       $4,750         $     0        $      0
                             2/22/97         0        1,385               0               0
                             2/24/96         0            0               0               0


(6) The Company entered into an employment agreement with Mr. Goldberg on March 13, 1996. Mr. Goldberg's employment agreement, which has an initial term of three years, provides for an annual base salary of $350,000. The Board may award Mr. Goldberg an annual bonus of up to 50% of his annual base salary, and agreed to pay Mr. Goldberg a bonus of at least $75,000 for the fiscal year ending February 22, 1997. The Company also paid Mr. Goldberg a $50,000 bonus upon signing of the employment agreement.
(7) Bonus amount includes a $50,000 bonus paid in March 1996 upon signing of employment agreement, and an annual bonus of $75,000 accrued for the fiscal year ended February 22, 1997 (see Note 6).
(8) The 10,000 shares of restricted stock were issued on March 29, 1996, when the value of such shares, based on the stock's closing price of $13.63, was $136,300. The stock vested over two years; 5,000 shares vested on March 29, 1997, when the value of such shares, based on the stock's closing price of $14.00, was $70,000; the remaining 5,000 shares vested on March 29, 1998, when the value of such shares, based on the stock's closing price of $17.50, was $87,500.
(9) The Company entered into an employment agreement with Mr. Blum on March 1, 1995. Mr. Blum's employment agreement, which has an initial term of three years, provides for an initial base salary of $250,000. The Board may award Mr. Blum an annual bonus of up to 50% of his annual base salary.
(10) Represents forgiveness of balance due on loan principal and interest. The loan was made to Mr. Blum by the Company to exercise stock options in fiscal years 1995 and 1996.
(11) The Company entered into an employment agreement with Mr. Mednick on May 30, 1996. Mr. Mednick's employment agreement, which had an initial term of one year, commencing June 27, 1996, provided for an annual base salary of $225,000. The Board may award Mr. Mednick an annual bonus of up to 40% of his annual base salary. This agreement was extended for one year on June 27, 1997.
(12)   Includes $17,286 related to relocation expenses.
(13) The 5,000 shares of restricted stock were issued on June 27, 1996, when the value of such shares, based on the stock's closing price of $12.25, was $61,250. The stock vested on June 27, 1997, when the value of such shares, based on the stock's closing price of $16.50, was $82,500.

OPTION GRANTS IN THE LAST FISCAL YEAR

   The following table sets forth information concerning grants of stock options to the Named Executive Officers during the Company's fiscal year ended February 28, 1998:

                                                                                           POTENTIAL REALIZABLE
                                                                                                 VALUE AT
                                                                                           ASSUMED ANNUAL RATES
                                                                                                    OF
                                                                                                STOCK PRICE
                                         % OF TOTAL                                            APPRECIATION
                                       OPTIONS GRANTED                                      FOR OPTION TERM(1)
                    NUMBER OF OPTIONS   TO EMPLOYEES   EXERCISE PRICE                    ------------------------
NAME                     GRANTED       IN FISCAL YEAR     PER SHARE     EXPIRATION DATE     5%             10%
----                ----------------- ---------------- --------------- ----------------- ----------   ----------
Lillian Vernon                 0              --               --                      --        --          --

Howard P. Goldberg             0              --               --                      --        --          --

Larry R. Blum              5,000(2)         2.39%          $13.63          April 17, 2007  $ 42,879    $108,736
                          12,500(3)         5.97%          $16.69      September 22, 2007  $131,400    $333,690

Laura L. Zambano           5,000(2)         2.39%          $13.63          April 17, 2007  $ 42,879    $108,736
                          12,500(3)         5.97%          $16.69      September 22, 2007  $131,400    $333,690

Robert S. Mednick          2,500(2)         1.19%          $13.63          April 17, 2007  $ 21,440    $ 54,368
                          12,500(3)         5.97%          $16.69      September 22, 2007  $131,400    $333,690

------------
(1) In accordance with SEC rules, these columns show gains that might exist for the respective options over a period of ten years. This valuation is hypothetical; if the stock price does not increase above the exercise price, compensation to the Named Executive Officers will be zero. There is no guarantee that if and when the options are exercised, they will have these values.
(2) One third of the options are exercisable on April 17, 1998, 1999, and 2000, respectively.
(3) One third of the options are exercisable on September 23, 1998, 1999, and 2000, respectively.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

   The following table sets forth information concerning the exercise of options by the Named Executive Officers during the Company's fiscal year ended February 28, 1998, and the value of unexercised options held by the Named Executive Officers as of the end of the fiscal year:

                                                                               VALUE OF
                                                          NUMBER OF           UNEXERCISED
                                                         UNEXERCISED         IN-THE-MONEY
                                                      OPTIONS AT FISCAL    OPTIONS AT FISCAL
                                                           YEAR-END           YEAR-END(1)
                       SHARES ACQUIRED      VALUE        EXERCISABLE/        EXERCISABLE/
NAME OF INDIVIDUAL       ON EXERCISE       REALIZED     UNEXERCISABLE        UNEXERCISABLE
------------------     ---------------    ----------  -----------------    -----------------
Lillian Vernon                  0       $     0
        Exercisable                                        140,000              $304,200
      Unexercisable                                              0              $      0
Howard P. Goldberg              0       $     0
        Exercisable                                         25,000              $ 93,750
      Unexercisable                                         50,000              $187,500
Larry R. Blum                   0       $     0
        Exercisable                                         59,167              $181,860
      Unexercisable                                         30,833              $ 83,290
Laura L. Zambano           15,000       $52,500
        Exercisable                                         44,167              $108,660
      Unexercisable                                         30,833              $ 83,290
Robert S. Mednick               0       $     0
        Exercisable                                          8,333              $ 42,748
      Unexercisable                                         31,667              $103,502

------------
(1) Calculated using the fair market value of shares at the close of the market on February 27, 1998, of $17.38.

DIRECTOR COMPENSATION

   The Company pays Messrs. Salon, Gitlitz and Berman and Ms. Eveillard an annual retainer of $20,000, and William Phillips and Bert W. Wasserman, Chairpersons of the Compensation and Audit Committees, respectively, an annual retainer of $22,500. Additionally, all non-employee Directors receive $1,000 (plus expenses) per Board meeting attended and $1,000 (plus expenses) per Committee meeting attended.

   The Company has a Stock Option Plan for Non-Employee Directors, which provides that as of the date of each Annual Meeting that occurs while this plan is in effect, each individual who is a non-employee director be granted an option to purchase 2,500 shares of Common Stock of the Company at an exercise price equal to 100% of the fair market value per share of Common Stock on the day the option is granted. The Company has proposed to amend the current option plan to provide for a grant of options to purchase not less than 2,500, nor more than 5,000 shares of Common Stock to non-employee directors on the date of appointment to the Board of Directors, as well as on the date of each Annual Meeting. Such options will have an exercise price equal to 100% of the fair market value per share of Common Stock on the day the option is granted. See Proposal 4 herein.

   On December 18, 1997 the Board of Directors granted options, outside of any option plan, to Ms. Eveillard and Messrs. Wasserman, Gitlitz and Berman to each purchase 2,500 shares of Common Stock at an exercise price of $15.75 per share. Ms. Eveillard and Messrs Wasserman, Gitlitz and Berman were all appointed to the Board of Directors after the date of the annual meeting in the year of their appointments, and thus did not receive any options at that time.

   In fiscal 1998, Messrs. Phillips, Salon, Wasserman and Ms. Lilyan Affinito, a former Board member, each received options to purchase 2,500 shares at an exercise price of $17.00, pursuant to the Stock Option Plan for Non-Employee Directors.

CERTAIN TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

   The Company presently occupies a 41,000 square foot corporate headquarters facility in New Rochelle, New York, pursuant to a sublease between the Company and Fred P. and David C. Hochberg. David Hochberg is an executive officer and a director of the Company. Fred P. Hochberg was a director of the Company through November 20, 1995, and continues to be a significant stockholder of the Company. The sublease is a net lease and the Company, besides paying an annual rental of $429,788, is responsible for all real estate taxes, insurance and other expenses associated with the operation and maintenance of the premises, including repairs, which expenses amounted to approximately $150,000 in fiscal 1998. The sublease expires on July 30, 1998. The Company has entered into a sublease with a non-affiliated party for a 65,000 square foot headquarters facility located in Rye, New York. The Company will relocate to the new facility in July, 1998.

   Effective February 27, 1985, Fred P. Hochberg entered into a deferred compensation agreement with the Company that provided for deferred compensation for four years commencing in fiscal 1986. This agreement, as amended, provides that his retirement benefit is $5,525,000, payable over a 10 year period commencing 2017, and that his death benefit calculated as of February 28, 1998 was $1,736,552. The agreement further provides that these payments are due Mr. Hochberg or his beneficiaries whether or not he is employed by the Company.

   Effective February 27, 1985, David C. Hochberg entered into a deferred compensation agreement with the Company that provided for deferred compensation for four years commencing in fiscal 1986. This agreement, as amended, provides that his retirement benefit is $3,540,000, payable over a 10 year period commencing 2022, and that his death benefit calculated as of February 28, 1998 was $867,903. The agreement further provides that these payments are due Mr. Hochberg or his beneficiaries whether or not he is employed by the Company.

   Leo Salon is senior partner of Salon, Marrow & Dyckman, LLP, which firm provides legal services to the Company. In fiscal 1998, the Company paid $530,934 in legal fees to Salon, Marrow & Dyckman, LLP.

   In fiscal 1995 and 1996, the Company made loans to Larry Blum, aggregating $156,064. The loans were made to Mr. Blum to enable him to exercise stock options which were expiring and to enable him to pay the required taxes due upon the vesting of certain restricted stock. On July 1, 1997, the balance of the loans and accrued interest ($29,679) was forgiven by the Company. The forgiveness has been treated as compensation to Mr. Blum.

   On March 13, 1996, the Company entered into a three-year employment agreement with Howard Goldberg, President and Chief Operating Officer. The agreement provides for an annual base salary of $350,000, 75,000 non-qualified stock options which are exercisable over a three year period, commencing on March 29, 1997, and 10,000 shares of restricted stock, of which 5,000 shares vested on March 29, 1997, and the remaining 5,000 shares vested on March 29, 1998. Additionally, the Company paid Mr. Goldberg a $50,000 bonus upon the signing of the agreement. The Board may award Mr. Goldberg an annual bonus of up to 50% of his annual base salary, and agreed to pay Mr. Goldberg a bonus of at least $75,000 for the fiscal year ending February 22, 1997. In the event that Mr. Goldberg is dismissed by the Company without "cause", as that term is defined in his employment agreement, the Company is obligated to pay him 100% of his base salary until the earlier of (i) March 28, 1999, (ii) the date which is twenty-four months after the date of such termination or (iii) the date he becomes employed by or becomes a consultant to a competitor of the Company.

   On May 30, 1996, the Company entered into a one year employment agreement (which term commenced on June 27, 1996) with Robert S. Mednick, Vice President and Chief Financial Officer. The agreement provides for a base salary of $225,000, 25,000 non-qualified stock options, which are exercisable over a three year period commencing June 27, 1997 and 5,000 shares of restricted stock which vested on June 27, 1997. The Board may award Mr. Mednick an annual bonus of up to 40% of his annual base salary. Mr. Mednick's employment agreement was extended for one year on June 27, 1997.

   In July 1997, the Company entered into agreements with certain members of the Company's senior management (the "Executives"). The agreements provide, in part, that if there is a change of control (as defined in the agreement) on or prior to June 30, 2002 and the Executive is terminated (i) without cause by the Company within two years of the change of control; or (ii) without cause by the Company after the execution of the agreement, but prior to the change in control and the change of control occurs within 6 months of the agreement; or (iii) with good reason (as defined in the agreement) by the Executive within two years of the change of control, the Executive shall be paid a lump sum on the termination date. The lump sum is based upon the time elapsed since the change of control, the Executive's termination date, and a formula starting at 200% of the Executive's adjusted income, as defined in the agreement, if 0-12 months have elapsed, and decreasing, in stages, to 0% if more than 24 months have elapsed since the change in control.

   Additionally, the agreements provide that after a change of control has occurred, while its stock remains publicly traded, the Company will honor, whether vested or not, the Executive's exercise of all of his or her stock options. In the event that the Company's shares are not publicly traded after the change of control, the Company will pay the Executive an amount, calculated as set forth in the agreements, which is the equivalent of the economic value of such options.

REPORT OF THE COMPENSATION COMMITTEE

   The Report of the Compensation Committee and the Performance Graph herein shall not be incorporated by reference into any filing, notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 that might incorporate future filings in whole or in part, including this Proxy Statement.

   The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent, non-employee directors. The Committee is responsible for setting and administering the Company's employee compensation plans, subject to the approval of the Board of Directors. The Committee applies a philosophy based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives.

COMPENSATION PHILOSOPHY

   The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward competent executives who contribute to the long-term success of the Company.

     o The Company pays competitively. The Company is committed to providing a compensation program that helps attract and retain highly competent executive officers. To ensure that pay is competitive, the Company regularly compares its pay practices with those of other leading companies in the retail and direct mail catalog industries.

     o The Company pays for sustained and improved performance. Executive officers are rewarded based upon corporate performance and individual and team goals. Each year the Committee approves an incentive compensation plan (Performance Unit Plan) which establishes a dollar bonus pool and guidelines for bonus payments based upon per share earnings. Performance is evaluated by reviewing the individual's performance against both quantitative and qualitative objectives.

     o The Company encourages stock ownership by management. The Company believes stock ownership by management fosters an interest in the enhancement of stockholder value and thus aligns management's interest with that of the stockholders.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

   Lillian Vernon, the Chairman of the Board and Chief Executive Officer, founded the Company forty-seven years ago. She has played and continues to play a pivotal role in the Company and its development. She is involved in all aspects of the Company's business. In determining Miss Vernon's total compensation, the Committee considered her leadership and contributions to the Company during fiscal 1998. In 1992, the Company extended Miss Vernon's employment agreement for five years. By its provisions, at the end of its term, the employment agreement continues at will, terminable upon ninety (90) days written notice. Miss Vernon currently receives a base salary of $520,000 per annum. Her salary is reviewed annually by the Committee and may be increased at the Board of Directors' discretion. In reviewing Miss Vernon's base salary, the Board of Directors considers the base salaries paid to the chief executive officers of other companies in the retail and direct mail catalog industry. In addition, the Board of Directors, upon the recommendation of the Committee, may award a bonus to Miss Vernon. The employment agreement also provides for the full payment of salary to Lillian Vernon for a two year period should she become disabled and unable to perform her duties.

   Miss Vernon's compensation is tied to the performance of the Company, specifically earnings per share. Miss Vernon declined to receive a bonus in fiscal 1998. In fiscal 1997, the Company did not meet the specific goals previously established by the Board of Directors. The Compensation Committee, with the approval of the Board of Directors and at the request of Miss Vernon, did not award her a bonus.

   Miss Vernon is eligible to participate in the Company's stock option program and other benefit plans, as are all other executives of the Company.

   Effective February 27, 1985, Lillian Vernon entered into a deferred compensation agreement with the Company which provided for deferred compensation for four years commencing in fiscal 1986. Lillian Vernon's Deferred Compensation Agreement, which was amended on April 30, 1992, provides that her retirement benefit is $4,634,500 payable over a ten year period commencing 1997.

Her death benefit consists of the remaining portion of the deferred compensation payments at the time of her death.

COMPENSATION VEHICLES

   The Company uses a total compensation program that consists of cash and equity based compensation.

 Cash Based Compensation

   Salary

   Individual salary determinations of the Company's executive officers are based on experience, sustained performance and comparison to peers inside and outside the Company.

   Bonus-Performance Unit Plan

   As previously discussed, under the Company's Performance Unit Plan, the Committee establishes a dollar bonus pool and guidelines for bonus payments based upon per share earnings. Corporate vice presidents, department directors and managers participate in the Performance Unit Plan. Generally, payments are based in part upon the achievement of corporate goals and in part upon achievement of individual and team goals. Bonus compensation may be paid in cash or in shares of the Company's Common Stock, at the Company's option. While the Company's fiscal 1998 results reflected a significant improvement in earnings per share compared to the prior year's results, due to various factors, earnings did not fully meet the specific goals previously established by the Board of Directors. However, the Board, cognizant that certain factors beyond the control of management affected earnings, wished to recognize the efforts of management and awarded performance bonuses aggregating approximately $810,000 to the Company's management.

   Profit-Sharing Plan

   The Company maintains a profit-sharing plan for the benefit of all employees, including its executive officers, who have met certain minimum service requirements. The Company's annual contribution is discretionary, as determined by the Board of Directors.

   The Company's profit-sharing plan also includes an employee contribution and employer matching contribution (401(k)) feature. Under the 401(k) feature of the plan, eligible employees may make pre-tax contributions up to 10% of their annual compensation. Employee contributions of up to 6% of compensation are currently matched by the Company at a rate of 50%.

 Equity Based Compensation

   Restricted Stock and Stock Options

   The purpose of these programs is to provide additional incentives to employees to work to maximize stockholder value. The restricted stock and stock option plans are administered by the Committee, which has the authority to determine the individuals to whom, the times at which options and/or restricted stock may be granted or awarded and the number of shares to be covered by each such grant or award. The Company may grant stock options and restricted stock awards to the Company's management -the officers and departmental directors. Stock options are granted to executive officers in amounts based upon levels of organization within the Company. The programs also utilize vesting periods, which are determined by the Committee, to encourage key employees to continue in the employ of the Company.

   The Compensation Committee:  William E. Phillips
                                Jonah Gitlitz
                                Bert W. Wasserman

PERFORMANCE GRAPH

Set forth below is a performance graph that shows the cumulative total return (assuming dividend reinvestment) on the Company's Common Stock compared with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Specialty Retail Index for the period of the Company's last five fiscal years (February 1993 = 100):

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
            AMONG LILLIAN VERNON, S&P 500, AND S&P SPECIALTY RETAIL

              LILLIAN VERNON                          S&P SPECIALTY
               CORPORATION        S&P 500                RETAIL
            -------------------------------------------------------
      1993       100.00            100.00                100.00
      1994       139.45            108.34                101.57
      1995       149.58            116.31                 96.39
      1996       113.93            156.68                 94.27
      1997       105.91            197.67                107.83
      1998       149.94            266.86                113.93


The Board of Directors recognize that the market price of stock is influenced by many factors, only one of which is company performance. The stock price performance shown on the graph is not necessarily indicative of future price performance.

                  2. RATIFICATION OF APPOINTMENT OF AUDITORS

   Subject to stockholder ratification, the Board of Directors has appointed the firm of Coopers & Lybrand L.L.P. as independent auditors for the fiscal year ending February 27, 1999. Coopers & Lybrand L.L.P. has audited the accounts of the Company since fiscal year 1985. If the stockholders do not ratify this appointment, other certified public accountants will be considered by the Board.

   A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting and will be available to respond to questions.

   The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the 1998 Annual Meeting and entitled to vote is required to ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors for the fiscal year ended February 27, 1999.

   The Board of Directors recommends a vote "FOR" ratifying the appointment of Coopers & Lybrand L.L.P.

            3. PROPOSAL TO ADOPT THE EMPLOYEE STOCK PURCHASE PLAN

   On February 24, 1998 the Board of Directors, subject to the approval of the Company's stockholders, adopted a new Employee Stock Purchase Plan ("Purchase Plan"). The Board reserved 100,000 shares of Common Stock for the Purchase Plan. The Company's prior Employee Stock Purchase Program terminated in fiscal 1998 upon the utilization of the shares reserved for the Program. Pursuant to the Purchase Plan, shares of the Company's Common Stock will be offered to eligible employees, at a discount of up to 15% from the prevailing market price. The Board of Directors believes that the Purchase Plan will act as an incentive to encourage stock ownership by employees of the Company by acquiring or increasing their proprietary interest in the Company. The Purchase Plan is designed to encourage eligible employees to remain in the employ of the Company.

SUMMARY OF EMPLOYEE STOCK PURCHASE PLAN

   The following summary of the Employee Stock Purchase Plan is qualified in its entirety by the complete text of the Employee Stock Purchase Plan, which is annexed hereto as Exhibit "A".

 Administration of the Purchase Plan

   The Purchase Plan is administered by the Compensation Committee (the "Committee"). At the present time, the Committee is composed of the following directors: William E. Phillips (Chairman), Bert W. Wasserman and Jonah Gitlitz.

   From time to time the Board of Directors or the Committee may grant to each eligible employee who is a participant in the Purchase Plan, options to purchase shares of Common Stock during a period to be established by the Board or the Committee (the "Payment Period").

 Shares Available for Distribution

   The Company has reserved 100,000 shares for issuance under the Purchase Plan. Such number of shares is subject to increase or decrease by reason of stock splits, reclassifications, stock dividends, changes in par value and the like. The shares subject to the Purchase Plan shall be authorized and unissued shares of Common Stock or shares reacquired by the Company, including shares purchased in the open market and shares held as treasury stock.

 Amendment to the Purchase Plan

   The Purchase Plan may be terminated at any time by the Board of Directors. It will terminate when all or substantially all of the shares of Common Stock reserved for the purposes of the Purchase Plan have been purchased. If at any time the number of shares reserved for the Purchase Plan are not in sufficient number to satisfy all of the unfilled purchase requirements, the available shares shall be apportioned among participants in proportion to their options and the Purchase Plan will terminate. Upon termination of the Purchase Plan, all payments not used to purchase stock will be refunded. The Board of Directors may amend the Purchase Plan, but no amendment may (i) increase the number of shares to be offered under the Purchase Plan or (ii) change the class of employees eligible to receive options under the Purchase Plan.

 Interpretation

   The interpretation and construction by the Committee of any provisions of the Purchase Plan or of any option granted under the Purchase Plan shall be final unless otherwise determined by the Board of Directors.

 Eligibility

   All employees of the Company and any of its participating subsidiaries, shall be eligible to receive options under the Purchase Plan to purchase the Company's Common Stock, except:

   (i) employees who have been employed less than two years;

   (ii) employees whose customary employment is 20 hours or less per week; or

   (iii) employees whose customary employment is for not more than five months in any calendar year.

   Any employee who has satisfied the eligibility requirements under the Company's Profit Sharing Plan shall be eligible to receive options under the Purchase Plan to purchase the Company's Common Stock. Notwithstanding the above, any employee who is a "highly compensated employee" as that term is defined by Section 414(q) of the Code, and who is an executive officer and/or vice president of the Company is not eligible to participate in the Purchase Plan. An employee is eligible to participate in the Purchase Plan on the first day of the calendar quarter following the completion of 12 months of employment in which such employee completes at least 1,000 hours of service. After the first 12 months of employment, the employee shall become an eligible employee on the January 1 following the first calendar year in which the employee completes 1,000 hours of service, beginning with the calendar year that includes the employee's one-year anniversary. Employees who were participants in the Company's Profit Sharing Plan on January 1, 1998 are automatically eligible to participate in the Purchase Plan. An eligible employee who is re-employed after a break in service and the number of consecutive one-year breaks in service equals or exceeds 5, shall have to satisfy the aforementioned requirements. Otherwise a re-employed employee becomes an eligible employee on the first day of the calendar quarter following his or her re-employment date. No options will be granted to any employee if he or she owns five percent or more of the total combined voting power of all classes of stock of the Company.

 Payment Periods and Option Price

   From time to time, the Board of Directors or the Committee may grant to each eligible employee options to purchase, during the Payment Period, the Company' Common Stock at an Option Price established by the Board or the Committee. In no event may the option period exceed twenty-seven (27) months. The Board or the Committee shall have the discretion to determine the number of options granted at a particular time. Any options granted shall be allocated equally to each Purchase Plan participant. A participant who has received an option may purchase shares of Common Stock by exercising any and all options granted to him or her during the Payment Period. The Payment Period for the grant shall be established by the Board or the Committee at the time of each grant.

   The Option Price for each Payment Period shall be no less than 85% of the average market price of the Common Stock on the last business day of the fiscal quarter, rounded up to avoid fractions other than 1/4, 1/2 and 3/4. The average market price is the average of the high and low prices of the Common Stock as traded on the American Stock Exchange. Business day for the purposes of the Purchase Plan means a day on which there is trading on a national securities exchange.

   No employee shall be granted an option which permits his or her rights to purchase Common Stock to accrue at a rate which exceeds $25,000 of such stock for each calendar year in which such option is outstanding.

 Termination of Rights

   An employee's rights under the Purchase Plan terminates when he or she ceases to be an employee of the Company because of retirement, resignation, layoff, discharge, death, change of status or for any other reason.

 Transferability

   Employee's rights under the Purchase Plan are non-transferable.

 Exercise of Options

   Employees will be deemed to have exercised all or a portion of his or her grant of options by (i) tendering payment in cash or such other medium acceptable to the Committee; and (ii) by completing such administrative forms as prescribed by the Committee. The purchase price and the completed forms must be completed and tendered before the last business day of the Payment Period for a particular grant.

 Re-Offer of Shares

   Although the Purchase Plan is intended to provide Common Stock to employees for investment and not resale, the Company does not intend to restrict or influence any employee in the conduct of his or her own affairs. The Company intends to file a registration statement registering the shares reserved for the Purchase Plan shortly after the adoption of the Purchase Plan by the Company's stockholders. Upon the filing and effectiveness of the registration statement, an employee may sell stock purchased under the Purchase Plan at any time he or she chooses. Due to certain Federal tax requirements, each employee pursuant to the Purchase Plan, will agree to give the Company notice of any sales of stock by the employee within two years of the grant of the option or within one year of the exercise of the option, showing the number of shares of stock sold.

 Federal Income Tax Considerations

   The Company intends the Employee Stock Purchase Plan to qualify as a Code
Section 423(b) Plan. Accordingly, if the employee does not dispose of the stock acquired through the Purchase Plan within two years from the date of the granting of the option to purchase and within one year from that date that such option to purchase is exercised, then no income will be realized by the employee either at the time of the grant of the option or when the shares are actually acquired. Where the option price for the stock is between 85% and 100% of the fair market value of the stock at the time the option was granted, the employee realizes ordinary income to the extent of the lesser of
(i) the amount by which the fair market value of the stock at the time the option was granted exceeds the option price; or (ii) the amount by which the fair market value of the stock at the time of disposition of the stock exceeded the price paid. Any remaining gains, representing appreciation that has occurred from the date the stock was acquired to the date the stock was disposed of, will be taxed at capital gain rates.

   The Company will not be entitled to a deduction at the grant or exercise date.

   The affirmative vote of the holders of a majority of the shares of Common Stock outstanding is required to approve the adoption of the Employee Stock Purchase Plan.

   The Board of Directors recommends a vote "FOR" the adoption of the Employee Stock Purchase Plan.

        4. PROPOSAL TO ADOPT AMENDMENTS TO THE 1997 STOCK OPTION PLAN
                          FOR NON-EMPLOYEE DIRECTORS

   On April 21, 1998, the Board of Directors adopted, subject to the approval of stockholders, amendments to the 1997 Stock Option Plan for Non-Employee Directors (the "Non-Employee Directors Plan"). The Board of Directors adopted an amendment which provides that non-employee Directors will receive options to purchase shares of Common Stock upon their appointment to the Board of Directors, in addition to the grant of options presently provided for on the date of the Annual Meeting. Additionally, the Board of Directors has amended the Non-Employee Directors Plan to provide that the number of shares included in each grant be at least 2,500 shares and not more than 5,000 shares, such number to be determined by the members of the Board of Directors who are not eligible to receive grants pursuant to the Non-Employee Directors Plan.

   The Board also amended the Non-Employee Directors Plan to modify the definition of the directors who are eligible to receive non-employee director options to comply with changes made by the Securities and Exchange Commission to Rule 16b-3 of the Securities Exchange Act of 1934.

   The Board of Directors also increased the number of shares of stock which may be granted or awarded under the Non-Employee Directors Plan, from 50,000 shares to 100,000 shares.

   The Non-Employee Directors Plan presently provides for the grant of options to non-employee directors to purchase 2,500 shares of Common Stock on the date of the Annual Meeting of Stockholders. When a director is appointed to the Board of Directors, to fill a vacancy or because of an expansion in the size of the Board of Directors at a time other than at the Annual Meeting, such directors do not receive options until the date of the next Annual Meeting. The Board believes that this situation creates inequities between newly appointed non-employee directors and existing non-employee directors and can create an impediment to attracting persons to serve on the Board. In order to correct the aforementioned situation, the Board adopted the amendment to the Non-Employee Directors Plan.

   Changes in provisions of the securities laws allow the Board of Directors flexibility in determining the number of shares in each of the options that are granted to non-employee directors under the Non-Employee Directors Plan.

   The Board believes that the flexibility provided by the aforementioned amendments enhance the Company's ability to attract and retain individuals who possess varied skills and talents and are persons of exceptional ability, to serve on its Board.

SUMMARY OF NON-EMPLOYEE DIRECTORS OPTION PLAN

   The following summary of the Non-Employee Directors Option Plan is qualified in its entirety by the complete text of the Non-Employee Directors Option Plan, which is annexed hereto as Exhibit "B".

 Administration

   The Board of Directors is authorized to administer the Non-Employee Directors Option Plan in accordance with its terms. However, the Board shall have no discretion with respect to the selection of Directors to receive options, or the exercise price thereunder. The Board has limited discretion, as more fully described herein, with respect to the number of shares of Common Stock subject to such options.

 Eligibility

   An Eligible Director is defined as a Director of the Company who is not an employee or officer of the Company or its subsidiaries and who does not receive compensation from the Company for services rendered as a consultant or in any other capacity other than a director, except for an amount that would not have to be disclosed under the Federal securities laws (presently $60,000); does not possess an interest in any other transaction that would have to be disclosed and is not engaged in a business transaction that would have to be disclosed. There are currently four Eligible Directors.

 Shares Subject to the Non-Employee Directors Option Plan

   An aggregate of 100,000 shares of Common Stock shall be available for issuance upon the exercise of options granted under the Non-Employee Directors Option Plan. This number is subject to adjustment in the event of a stock split, stock dividend, subdivision or combination of the Common Stock or other changes in corporate structure affecting the Common Stock.

 Grant, Term and Conditions of Options

   As of the date of the 1998 Annual Stockholders' Meeting, and as of the date of each of the subsequent four Annual Stockholders' Meetings, each individual who is then an Eligible Director will be granted an option to purchase shares of Common Stock. Additionally, each individual who is an Eligible Director will be granted an option to purchase shares of stock as of the date that the individual is appointed to the Board of Directors. The number of shares subject to each such option shall be at least 2,500 shares but not more than 5,000 shares, such number to be determined by the members of the Board of Directors who are not eligible to receive options pursuant to the Plan. The options will be nonstatutory stock options not intended to qualify under Section 422 of the Code as ISO's. The purchase price per share of the Common Stock deliverable upon option shall be 100% of the fair market value per share of Common Stock, on the day the option is granted. Eligible Directors shall pay the exercise price of the options in either cash or in Common Stock. The Options granted shall be for a term of not more than 10 years from date of grant. Except as set forth below, options shall be exercisable in whole or in part one year after the date of grant.

   All outstanding options held by an optionee shall automatically be cancelled upon such optionee's termination of service as an Eligible Director except in the following circumstances -if such termination of service as an Eligible Director occurs by reason of (i) declining to stand for re-election or (ii) becoming an employee of the Corporation or a subsidiary or (iii) becoming disabled (as defined in the Company's Profit Sharing Plan). All outstanding options held by such optionee on the date of such termination shall continue to be fully exercisable for up to five years following the date of such termination but in no event after the expiration date of the options. In the event of the death of an optionee (whether before or after termination of service as an Eligible Director), all outstanding options held by such optionee and not previously cancelled or expired on the date of death shall be fully exercisable by such optionee's legal representative within one-year after the date of death (without regard to the expiration date of the option specified in accordance with the preceding sentence).

 Mergers, Sales and Change of Control

   In the case of certain mergers, consolidations or combinations of the Company with or into other corporations, or in the event of a Change of Control of the Company as defined in the Non-Employee Directors Option Plan, the holder of each option then outstanding shall (unless the Board determines otherwise) have the right to receive, on the date or effective date of such event, a cash or stock payment in an amount calculated as set forth in the Non-Employee Directors Option Plan, which is equivalent to the economic value of the option on such date.

 Plan Amendments

   The Non-Employee Directors Option Plan may be amended by the Board as it shall deem advisable. Without the authorization and approval of the Stockholders, however the Board may not increase the number of shares which may be purchased pursuant to options granted under the Non-Employee Directors Option Plan, change the requirement that option grants be priced at 100% of fair market value on the date of grant, modify in any respect the class of individuals who constitute Eligible Directors or materially increase the benefits accruing to optionees under the Non-Employee Directors Option Plan. Plan provisions relating to the class of Directors eligible to receive options under the Non-Employee Directors Option Plan and to the price, amount and timing of option grants under the Non-Employee Directors Option Plan may not be amended more than once every six months, other than to comply with changes in applicable law.

 Term of Plan

   The amendments to the Non-Employee Directors Option Plan have been approved by the Board and shall become effective upon approval by the Stockholders. The Non-Employee Directors Plan shall terminate on the day following the Annual Stockholders' Meeting held in the year 2002 unless the Non-Employee Directors Option Plan is extended or terminated at an earlier date by the stockholders.

 Federal Income Tax Consequences

   Under present Federal income tax laws, options granted under the Non-Employee Directors Option Plan would have the following tax consequences.

   When an optionee exercises an option, the difference between the option price and any higher market value of the stock on the date of exercise will be ordinary income to the optionee and will be allowed as a deduction for Federal income tax purposes to the Company. When an optionee disposes of shares acquired by the exercise of the option, any amount received in excess of the market value of the shares on the date of exercise will be treated as long or short term capital gain, depending upon the holding period of the shares. If the amount received is less than the market value of the shares on the date of the exercise, the loss will be treated as long or short term capital loss, depending upon the holding period of the shares.

   The Non-Employee Directors Option Plan is not subject to any provision of ERISA and is not qualified under Section 401(a) of the Code.

   The affirmative vote of the holders of a majority of the shares of Common Stock outstanding is required to approve the adoption of the amendments to the Non-Employee Directors Option Plan.

   The Board of Directors recommends a vote "FOR" the ratification of the amendments to the Lillian Vernon Corporation 1997 Stock Option Plan for Non-Employee Directors.

               5. STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING
                              TO BE HELD IN 1999

   No person who intends to present a proposal for action at a forthcoming stockholders' meeting of the Company may seek to have the proposal included in the proxy statement or form of proxy for such meeting unless that person
(a) is a record beneficial owner of at least 1% or $1,000 in market value of shares of Common Stock, has held such shares for at least one year at the time the proposal is submitted, and such person shall continue to own such shares through the date on which the meeting is held; (b) provides the Company in writing with his or her name, address, the number of shares held by him or her and the date upon which he or she acquired such shares with documentary support for a claim of beneficial ownership; (c) notifies the Company of his or her intention to appear personally at the meeting or by a qualified representative under Delaware law to present his or her proposal for action; and (d) submits his or her proposal timely. A proposal to be included in the proxy statement or proxy for the Company's next annual meeting of stockholders will be submitted timely only if the proposal has been received at the Company's principal executive office no later than February 5, 1999. If the date of such meeting is changed by more than 30 calendar days from the date such meeting is scheduled to be held under the Company's By-Laws, or if the proposal is to be presented at any meeting other than the next annual meeting of stockholders, the proposal must be received at the Company's principal executive office at a reasonable time before the solicitation of proxies for such meeting is made.

   Even if the foregoing requirements are satisfied, a person may submit only one proposal of not more than 500 words with a supporting statement if the latter is requested by the proponent for inclusion in the proxy materials, and under certain circumstances enumerated in the Securities and Exchange Commission's rules relating to the solicitation of proxies, the Company may be entitled to omit the proposal and any statement in support thereof from its proxy statement and form of proxy.

                              6. OTHER BUSINESS

   So far as the Board of Directors is aware, no matters will be presented at the Meeting for action on the part of the stockholders other than those stated in the notice of this meeting.

   A copy of the Company's annual report to the Securities and Exchange Commission on Form 10-K for the year ended February 28, 1998, may be obtained without charge, by calling or writing David C. Hochberg, Lillian Vernon Corporation, 543 Main Street, New Rochelle, New York 10801, (914) 637-5624.

By Order of the Board of Directors



Susan C. Handler
Secretary
June 5, 1998

                                                                     EXHIBIT A

                          LILLIAN VERNON CORPORATION
                         EMPLOYEE STOCK PURCHASE PLAN

1. Purpose

   This Employee Stock Purchase Plan (the "Plan") is intended as an incentive to encourage stock ownership by all eligible employees of Lillian Vernon Corporation (the "Company") and participating subsidiaries so that they may share in the success of the Company by acquiring or increasing their proprietary interest in the Company. The Plan is designed to encourage eligible employees to remain in the employ of the Company. It is intended that options issued pursuant to this Plan shall constitute options issued pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code (the "Code").

2. Eligible Employees

   All employees of the Company or any of its participating subsidiaries shall be eligible to receive options under the Plan to purchase the Company's Common Stock, except:

     (i) employees who have been employed less than two years;

     (ii) employees whose customary employment is 20 hours or less per week;
    or

     (iii) employees whose customary employment is for not more than five months in any calendar year.

Any employee who has satisfied the eligibility requirements under the Company's qualified profit sharing plan shall be eligible to receive options under this Plan to purchase the Company's Common Stock. Notwithstanding the above, any employee who is a "highly compensated employee" as that term is defined by Section 414(q) of the Code, and who is an executive officer and/or vice-president of the Company is not eligible to participate in the Plan. In no event may an employee be granted an option if such employee, immediately after the option is granted, owns stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or of its parent corporation or subsidiary corporation, as the term "parent corporation" and "subsidiary corporation" are defined in Section 424(e) and
(f) of the Code. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

3. Stock Subject to the Plan

   The stock subject to the options shall be shares of the Company's authorized but unissued Common Stock or shares of the Company's Common Stock reacquired by the Company including shares purchased in the open market. The aggregate number of shares which may be issued pursuant to the Plan is 100,000, subject to increase or decrease by reason of stock split-ups, reclassifications, stock dividends, changes in par value and the like.

4. Administration of the Plan

   The Plan shall be administered by the Compensation Committee (the "Committee"), which Committee is appointed by the Board of Directors (the "Board") of the Company . The Committee shall consist of not less than two members of the Company's Board. The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board. The Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. Acts by a majority of the Committee, or acts reduced to or approved in writing by a majority of the members of the committee, shall be the valid acts of the Committee. No member of the Committee shall be eligible to participate in the Plan while serving as a member of the Committee.

   The interpretation and construction by the Committee of any provisions of the Plan or of any option granted under it shall be final unless otherwise determined by the Board. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

5. Payment Periods and Stock Options

   From time to time, as the Board or the Committee in its discretion shall determine, the Board or the Committee may grant to each eligible employee who is then a participant in the Plan, options to purchase, during the Payment Period, the Company's Common Stock at an Option Price established by the Board or the Committee. In no event may the option award exceed twenty-seven
(27) months. The Board or the Committee shall have the discretion to determine the total number of options which shall be granted at a particular time; however, any options granted shall be allocated among Plan participants so that the dollar value of options received by each is the same. A participant who has received an option grant may purchase shares of the Common Stock of the Company by exercising any or all of the options granted to him or her during the Payment Period. The Payment Period for a particular grant shall be established by the Board or the Committee at the time of each grant. The Option Price for each Payment Period shall be no less than 85% of the average market price of the Company's Common Stock on the last business day of the fiscal quarter, rounded up to avoid fractions other than 1/4, 1/2 and 3/4.

   For purposes of this Plan the term "average market price" means, if the Common Stock is listed on a national securities exchange, the average of the high and low prices of the Common Stock of the Company on such exchange or such other national securities exchange as shall be designated by the Board or Committee or, if the Common Stock is traded in the over-the-counter securities market, the mean between the bid and asked prices of the Common Stock.

   For purposes of this Plan the term "business day" as used herein means a day on which there is trading on any national securities exchange as shall be designated by the Board or Committee pursuant to the preceding paragraph.

   No employee shall be granted an option which permits his or her rights to purchase Common Stock under the Plan and any similar plans of the Company or any parent or subsidiary corporations qualified under Section 423 of the Code to accrue at a rate which exceeds $25,000 of the average market price of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code.

6. Exercise of Option

   Each participant in the Plan who has received a grant of options shall be deemed to have exercised all or any portion of such grant by: (a) tendering payment in cash, or such other medium acceptable to the Committee; and (b) completing such administrative forms as may be prescribed by the Committee. Provided, however, that (a) and (b) above must be completed on or before the last business day of the Payment Period for a particular grant of options.

7. Issuance of Stock

   Certificates for stock issued to participants will be delivered as soon as practicable after each Payment Period.

   Stock purchased under the Plan will be issued only in the name of the employee, or if his authorization so specifies, in the name of the employee and another person of legal age as joint tenants with rights of survivorship.

8. No Transfer or Assignment of Employee's Rights

   An employee's rights under the Plan are his or hers alone and may not be transferred or assigned to, or availed of, by any other person. Any option granted to an employee may be exercised only by him or her.

9. Termination of Employee's Rights

   An employee's rights under the Plan will terminate when he or she ceases to be an employee because of retirement, resignation, layoff, discharge, death, change of status, or for any other reason.

10. Termination and Amendments to Plan

   The Plan may be terminated at any time by the Company's Board. It will terminate in any case when all or substantially all of the shares of stock reserved for the purposes of the Plan have been purchased.

If at any time shares of stock reserved for the purposes of the Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among participants in proportion to their options and the Plan shall terminate. Upon such termination or any other terminations of the Plan, all payments not used to purchase stock will be refunded.

   The Board also reserves the right to amend the Plan from time to time, in any respect provided, however, that no amendment shall be effective without prior approval of the stockholders, which would (a) except as provided in
Article 3, increase the number of shares of Common Stock to be offered above or (b) change the class of employees eligible to receive options under the Plan.

11. Limitations on Sale of Stock Purchased Under the Plan

   The Plan is intended to provide common stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his or her own affairs. Subject to any securities law restrictions that may apply, an employee may, therefore, sell stock purchased under the Plan at any time he or she chooses. Due to certain Federal tax requirements, each employee will agree by exercising an option to give the Company notice of any such stock disposed of within two years after the date of the grant of options or within one year of option exercise showing the number of such shares disposed of. The employee assumes the risk of any market fluctuations in the price of such stock.

12. Company's Payment of Expenses Related to Plan

   The Company will bear all costs of administering and carrying out the Plan.

13. Participating Subsidiaries

   The term "participating subsidiaries" shall mean any subsidiary of the Company which is designated by the Board to participate in the Plan. The Board shall have the power to make such designation before or after the Plan is approved by the stockholders.

14. Optionees Not Stockholders

   The granting of an option to an employee shall not constitute such employee a stockholder of the shares covered by an option until such shares have been purchased by and issued to him or her.

15. Application of Funds

   The proceeds received by the Company from the sale of Common Stock pursuant to options granted under the Plan will be used for general corporate purposes.

16. Governmental Regulation

   The Company's obligation to sell and deliver shares of the Company's Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock.

17. Withholding of Additional Federal Income Tax

   The Company, in accordance with the Internal Revenue Code and the Regulations and Rulings promulgated thereunder, if it determines that it is required to do so, may withhold from the wages of participating employees, in all payroll periods following and in the same calendar year as the date on which compensation is deemed received by the employee, additional income taxes in respect of the amount that is considered compensation includible in the employee's gross income.

18. Approval of Stockholders

   The Plan shall not take effect until approved by the holders of a majority of the outstanding shares of Common Stock of the Company, which approval must occur within the period beginning 12 months before and ending 12 months after the date the Plan is adopted by the Board of Directors.

                                                                     EXHIBIT B

                          LILLIAN VERNON CORPORATION
              1997 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

1. PURPOSE

   The purpose of the Lillian Vernon Corporation Stock Option Plan for Non-Employee Directors (the "Plan") is to increase the proprietary and vested interest of the non-employee directors of the Lillian Vernon Corporation (the "Company") in the growth and performance of the Company by granting such directors options to purchase shares of Common Stock, $.01 par value per share (the "Stock"), of the Company.

2. ADMINISTRATION

   The Plan shall be administered by the Company's Board of Directors (the "Board"). Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Board shall have no discretion with respect to the selection of directors to receive options under the Plan, the purchase price thereunder or the timing of grants of options under the Plan. The Board shall have limited discretion, as provided in paragraph 5 herein, with respect to the number of shares of stock subject to such options. The determination of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware.

3. ELIGIBILITY

   The class of individuals eligible for grant of options under the Plan shall be Eligible Directors, as defined below. An Eligible Director shall mean a director of the Company who is not an employee or an officer of the Company or its subsidiaries and who does not receive compensation from the Company for services rendered as a consultant or in any other capacity other than a director, except for an amount that would not have to be disclosed pursuant to Regulation 229.404(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), does not possess an interest in any other transactions that would have to be disclosed pursuant to Regulation 229.404(a) of the Exchange Act and is not engaged in a business relationship for which disclosure would be required pursuant to Regulation 229.404(b) of the Exchange Act. Any holder of an option granted hereunder shall hereinafter be referred to as a "Participant".

4. SHARES SUBJECT TO THE PLAN

   Subject to adjustment as provided in Section 6, an aggregate of 100,000 shares of Stock shall be available for issuance upon the exercise of options granted under the Plan. The shares of Stock deliverable upon the exercise of options may be made available from authorized but unissued shares or shares reacquired by the Company, including shares purchased in the open market or in private transactions. If any option granted under the Plan shall terminate for any reason without having been exercised, the shares subject to, but not delivered under, such option shall be available for other options.

5. GRANT, TERMS AND CONDITIONS OF OPTIONS

   Each individual who is an Eligible Director will be granted an option to purchase shares of Stock as of the date of each Annual Stockholders Meeting, commencing with the Annual Stockholders Meeting following the meeting approving the Plan. Additionally, each individual who is an Eligible Director, will be granted an option to purchase shares of stock as of the date that the individual is appointed to the Board of Directors. The number of shares subject to each such option shall be at least 2,500 shares but not more than 5,000 shares, such number to be determined by the members of the Board who are not eligible to receive options pursuant to the Plan. The options granted will be nonstatutory stock options, not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and shall have the following terms and conditions:

     (a) Price. The Purchase price per share of Stock deliverable upon the exercise of each option shall be 100% of the Fair Market Value per share of the Stock on the date the option is granted. For purposes of this Plan, Fair Market Value shall be the closing price per share as reported for consolidated trading of issues listed on the principal securities exchange where the Stock is traded on the date in question, or, if the Stock shall not have traded on such date, the closing price per share on the first date prior thereto on which the Stock was so traded or if the Stock is not traded on a securities exchange, Fair Market Value shall be deemed to be the average of the closing bid and asked prices of the Stock in the over-the-counter-market on the date the option is granted or on the next preceding date on which such closing bid and asked prices were recorded.

     (b) Payment. Options may be exercised only upon payment of the purchase price thereof in full. Such payment shall be made in cash or in Stock, which shall have a Fair Market Value (determined in accordance with the rules of Paragraph (a) above) at least equal to the aggregate exercise price of the shares being purchased, or a combination of cash and stock.

     (c) Exercisability and Term of Options. Options shall be exercisable in whole or in part at all times during the period beginning one year from the date of grant. The options granted shall be for a term of not more than 10 years or until terminated, as provided in Paragraph (d) below.

     (d) Termination of Service as Eligible Director.

        (i) Except as provided in subparagraph (ii) of this Paragraph (d), all outstanding options held by a Participant shall be automatically cancelled upon such Participant's termination of service as an Eligible Director.

        (ii) Upon termination of a Participant's service as an Eligible Director by reason of such Participant's declining to stand for reelection, becoming an employee of the Company or a subsidiary thereof or becoming disabled (as defined in the Company's Profit Sharing Plan) all outstanding options held by such Participant on the date of such termination shall expire up to five years from the date upon which the Participant ceases to be an Eligible Director but in no event after the specified expiration date of such option. In the event of the death of a Participant (whether before or after termination of service as an Eligible Director), all outstanding options held by such Participant (and not previously cancelled or expired) on the date of such death, shall be fully exercisable by the Participant's legal representative within one year after the date of death (without regard to the expiration date of the option specified in accordance with the preceding sentence).

     (e) Nontransferability of Options. No option shall be transferable by a Participant otherwise than by will or the laws of descent and distribution, and during the lifetime of the Participant to whom an option is granted it may be exercised only by the Participant or by the Participant's guardian or legal representative. Notwithstanding the above, options may be transferred pursuant to a qualified domestic relations order.

     (f) Listing and Registration. Each option shall be subject to the requirement that if at any time the Board shall determine, in its discretion, that the listing, registration or qualification of the Stock subject to such option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or the issue or purchase of shares thereunder, no such option may be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Board.

     (g) Option Agreement. Each option granted hereunder shall be evidenced by an agreement with the Company which shall contain the terms and provisions set forth herein and shall otherwise be consistent with the provisions of the Plan.

6. ADJUSTMENT OF AND CHANGES IN STOCK

   In the event of a stock split, stock dividend, subdivision or combination of the Stock or other change in corporate structure affecting the Stock, the number of shares of Stock authorized by the Plan shall be increased or decreased proportionately, as the case may be, and the number of shares of Stock subject to any outstanding option shall be increased or decreased proportionately, as the case may be, with appropriate corresponding adjustment in the purchase price per share of Stock thereunder.

7. MERGERS, SALES AND CHANGE OF CONTROL

   In the case of (i) any merger, consolidation or combination of the Company with or into another corporation (other than a merger, consolidation or combination in which the Company is the continuing corporation and which does not result in its outstanding Stock being converted into or exchanged for different securities, cash or other property, or any combination thereof) or a sale of all or substantially all of the assets of the Company or (ii) a Change in Control (as defined below) of the Company, the holder of each option then outstanding immediately prior to such Change in Control shall (unless the Board determines otherwise) have the right to receive on the date or effective date of such event an amount equal to the excess of the Fair Market Value on such date of (a) the securities, cash or other property, or combination thereof, receivable upon such merger, consolidation or combination in respect of a share of Stock, in the cases covered by clause
(i) above, or in the case of a sale of assets referred to in such clause (i), a share of Stock, or (b) the final tender offer price in the case of a tender offer resulting in a Change in Control or (c) the value of the Stock covered by the option as determined by the Board, in the case of Change in Control by reason of any other event, over the exercise price of such option, multiplied by the number of shares of Stock subject to such option. Such amount will be payable fully in cash or stock.

   Any determination by the Board made pursuant to this Section 7 will be made as to all outstanding options and shall be made (a) in cases covered by clause (i) above, prior to the occurrence of such event, (b) in the event of a tender or exchange offer, prior to the purchase of any Stock pursuant thereto by the offeror and (c) in the case of a Change in Control by reason of any other event, just prior to or as soon as practicable after such Change in Control. A "Change in Control" shall be deemed to have occurred if following (i) a tender or exchange offer for voting securities of the Company (other than any such offer made by the Company), or (ii) a proxy contest for the election of directors of the Company, the persons who were directors of the Company immediately before the initiation of such event (or directors who were appointed by such directors) cease to constitute a majority of the Board of Directors of the Company upon the completion of such tender or exchange offer or proxy contest or within one year after such completion.

8. NO RIGHTS OF SHAREHOLDERS

   Neither a Participant nor a Participant's legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of any option in whole or in part, unless and until certificates for such shares shall have been issued.

9. PLAN AMENDMENTS

   The Plan may be amended by the Board, as it shall deem advisable or to conform to any change in any law or regulation applicable thereto; provided, that the Board may not, without the authorization and approval of shareholders; (i) increase the number of shares which may be purchased pursuant to options hereunder, either individually or in the aggregate, (ii) change the requirements of Section 5(a) that option grants be priced at Fair Market Value, (iii) modify in any respect the class of individuals who constitute Eligible Directors; or (iv) materially increase the benefits accruing to Participants hereunder. The provisions of Sections 3 and 5 may not be amended more often than once every six months, other than to comply with changes in the Code, the Employee Retirement Income Security Act, or the rules under either such statute.

10. EFFECTIVE DATE AND DURATION OF PLAN

   The Plan shall become effective on the day following the Company's Annual Stockholders Meeting at which the Plan is approved by the holders of a majority of the outstanding shares of common stock of the Company. The Plan shall terminate on the day following the fifth Annual Stockholders Meeting at which Directors are elected following the fifth Annual Stockholders Meeting following the annual stockholders meeting at which the plan was approved by shareholders, unless the Plan is extended or terminated at an earlier date by Stockholders.

                          LILLIAN VERNON CORPORATION
                  PROXY SOLICITED BY THE BOARD OF DIRECTORS
                    FOR ANNUAL MEETING ON JULY 15, 1998 AT
                THE AMERICAN STOCK EXCHANGE, 86 TRINITY PLACE,
                          NEW YORK CITY, 10:00 A.M.

   The undersigned hereby appoints Lillian Vernon and Susan C. Handler and each of them, the attorneys and proxies of the undersigned, with full powers of substitution, to vote all shares of stock of Lillian Vernon Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof, to be held on July 15, 1998 and any adjournments thereof, with all powers the undersigned would have if present, upon the proposals set forth on the reverse side and in their discretion on all other matters properly coming before the meeting, including those described in the Notice of Meeting of Stockholders and Proxy Statement therefor, receipt of which is acknowledged.

   This Proxy will be voted as directed, or where no direction is given, will be voted "FOR" Proposals Nos. 1, 2, 3 and 4. If any nominee for the Board of Directors named in the Proxy Statement is unavailable to serve, this Proxy will be voted for such substitute nominee as may be recommended by the Board of Directors. The Board of Directors is not aware of other matters to come before the meeting.

   The Board of Directors recommends a vote "FOR" Proposals 1, 2, 3 and 4.

   1. Election of Bert W. Wasserman and Richard A. Berman to serve as directors for a term expiring in 2001.

    FOR ALL NOMINEES LISTED       WITHHOLD AUTHORITY
   ABOVE (except as marked to      FOR ALL NOMINEES
       the contrary below)           LISTED ABOVE
------------------------------  ----------------------
              [  ]                       [  ]

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below).
-----------------------------------------------------------------------------

     (CONTINUED, AND TO BE VOTED, SIGNED AND DATED ON THE REVERSE SIDE.)

P    2. Proposal to approve the appointment of Coopers & Lybrand L.L.P. as the independent auditors of the Company.
R                      [ ] FOR    [ ] AGAINST    [ ] ABSTAIN
     3. Proposal to adopt the Employee Stock Purchase Plan.
O                      [ ] FOR    [ ] AGAINST    [ ] ABSTAIN
     4. Proposal to adopt amendments to the 1997 Non-Employee Directors Option
X       Plan.
                       [ ] FOR    [ ] AGAINST    [ ] ABSTAIN
Y    5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


                                        Dated:
                                                                      , 1998
                                        ------------------------------------
                                        ------------------------------------
                                           SIGNATURE(S) OF STOCKHOLDER(S)

                                        (PLEASE SIGN EXACTLY AS NAME APPEARS
                                        HEREIN. WHEN SIGNING AS EXECUTOR,
                                        ADMINISTRATOR, TRUSTEE, GUARDIAN OR
                                        ATTORNEY, PLEASE GIVE FULL TITLE AS
                                        SUCH. FOR JOINT ACCOUNTS OR
                                        CO-FIDUCIARIES, ALL JOINT OR
                                        CO-FIDUCIARIES SHOULD SIGN.)

                                        THIS PROXY IS SOLICITED ON BEHALF OF
                                        THE BOARD OF DIRECTORS.